Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of October 31, 2025. The following table provides a breakdown of the major components of our Net Asset Value as of October 31, 2025 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $312,503)	$314,782
Cash and cash equivalents	32,950
Other assets	10,176
Other liabilities	(68,579)

Net Asset Value	$289,330

Number of outstanding shares	28,249,882

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of October 31, 2025 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of outstanding shares	Net Asset Value per share as of October 31, 2025
Series I
Anchor I Shares	$1	110	$10.20
Anchor II Shares	$9,538	938,416	$10.16
Anchor II-B Shares	$1	110	$10.19
E Shares	$2,058	201,709	$10.20
Standard A Shares	$152	14,898	$10.18
Standard B Shares	$1	110	$10.18
V Shares	$1	40	$25.00
Series II
Anchor I Shares	$52,476	5,124,440	$10.24
Anchor II Shares	$78,088	7,636,618	$10.23
Anchor III Shares	$102,528	10,000,000	$10.25
E Shares	$43,731	4,259,679	$10.27
Standard A Shares	$754	73,712	$10.23
V Shares	$1	40	$25.00

Total	$289,330	28,249,882